Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SAB Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	412,698,389	(2)	$1.00	(3)	$412,698,389	0.0001476	$60,914.28

	Total Offering Amounts							$412,698,389		$60,914.28

	Total Fee Offsets							$—		$—

	Net Fee Due							$412,698,389		$60,914.28

(1)

Represents the shares of common stock, $0.0001 par value per share (the “Common Stock”), of SAB Biotherapeutics, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Consists of (i) 42,033,326 shares of Common Stock, issuable upon conversion of 26,481 shares (the “Series A Shares”) of Series A-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”) and/or Series A-2 Convertible Preferred Stock, par value $0.0001 per share, (ii) 81,776,186 shares of Common Stock issuable upon conversion of 51,519 shares of Series A-1 Preferred Stock and/or Series A-3 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Preferred Stock”) issuable upon exercise of tranche A warrants, (iii) 82,539,678 shares of Common Stock issuable upon conversion of 52,000 shares of Series A-3 Preferred Stock issuable upon exercise of tranche B warrants, and (iv) 206,349,199 shares of Common Stock issuable upon conversion of 130,000 shares of Series A-3 Preferred Stock issuable upon exercise of tranche C warrants.

(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on October 30, 2023, as reported on the Nasdaq Capital Market.